EXHIBIT 10.10

CNET Networks, Inc.

Director Compensation Plan

Adopted by the Board of Directors

June 10, 2003

Plan Objective

The CNET Networks, Inc. Director Compensation Plan 2003 Incentive Plan is designed to attract and retain board members who possess the highest qualifications, integrity and independence and to compensate them appropriately for their services.

Eligibility

The Plan is available to members of the CNET Networks Board of Directors who are not employees of the Company.

Effective Date of the Plan

The Plan is in effect for meetings after June 10, 2003 and shall remain in effect until repealed by the Board of Directors and supercedes any prior plan.

Plan Administration

The Governance Committee is responsible for administering the Plan in its sole discretion and judgment.

Annual Cash Retainer

Each member of the Board of Directors shall receive an annual retainer of $12,000 payable in cash in equal installments on a quarterly basis within thirty days following the end of the quarter. Payments shall be pro-rated to reflect service for periods of less than a full quarter. In the event of a director’s resignation or removal, a pro rated payment shall be made within thirty days of termination of service.

The Chair of the Audit Committee shall receive an annual retainer of $5,000 and the Chair of each other committee shall receive an annual retainer of $2,500, payable in the same manner as the board retainer.

Meeting Fees

Each member of the Board of Directors and of each committee shall receive a fee equal to $2,500 for each board or committee meeting attended in person and $500 for each meeting attended by telephone, provided that no fees shall be paid with respect to committee meetings held on the same day as board meetings. Meeting fees shall be paid within thirty days of the end of each quarter for all meetings held during the quarter.

Option Grants

Each director shall be entitled to an annual option grant in the amount of 15,000 shares. The grant shall be made in conjunction with the annual company-wide grant to all employees pursuant to the same form of agreement used for director grants prior to the adoption of this Plan.

In addition, upon joining the board, a member shall be entitled to receive an option grant in the amount of 40,000 options pursuant to the same form of agreement used for director grants prior to the adoption of this Plan.

If there are changes to the accounting treatment of options or to the form of equity compensation applicable to employees of the company in general, the Board of Directors will review the continued appropriateness of these option grants and will consider alternatives.

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